EXHIBIT 10.24
SUMMARY OF DFC GLOBAL CORP. EXECUTIVE AND KEY MANAGEMENT
BONUS PROGRAM
     With respect to each fiscal year of DFC Global Corp. (together with its subsidiaries, the “Company”), the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approves the implementation of a cash bonus program (the “Cash Bonus Program”) pursuant to which certain executive and management personnel of the Company, including each of the Company’s named executive officers (collectively, the “Participants”), will be entitled to participate.
     The Cash Bonus Program for each fiscal year typically provides for target and maximum bonus opportunities as a percentage of each Participant’s annual base compensation for that fiscal year, with that percentage determined based upon the Company’s achievement of certain goals and/or strategic objectives established by the Board. Such goals and/or strategic objectives may include one or more of the following metrics, or any variation thereof: net sales; net revenue; pretax income; pro forma pretax income; pretax income before allocation of corporate overhead and bonus; budget; cash flow; net income or earnings per share; net income or operating income; return on shareholders’ equity; return on assets, capital or investment; the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; operating margins; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and stock-based compensation; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and other non-cash charges and credits; operating income before depreciation and amortization; sales or revenue targets; capital or investment; cash flow; cost reduction goals; budget comparisons; implementation or completion of projects or processes strategic or critical to the Company’s business operations; completion of targeted acquisitions; entry into new markets; development of new products and services; measures of customer satisfaction; any combination of, or a specified increase in, any of the foregoing; and the formation of joint ventures, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base.
     In general, Participants in the Cash Bonus Program fall within grade levels depending on position title, level of responsibility and scope of duties, with a Participant’s target annual bonus opportunity increasing as the executive progresses in grade level.
     The Committee and/or the Board determine the EBITDA operating targets and methodology on which bonuses are paid pursuant to the Cash Bonus Program for each fiscal year based upon methods historically used by the Company. The Committee and the Board retain the right to amend, alter or terminate the Cash Bonus Program at any time. Bonuses under the Cash Bonus Program are calculated and paid after finalizing the Company’s annual financial results for applicable fiscal year.